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                                                                   EXHIBIT 10.33

                      [BAYCORP HOLDINGS, LTD. LETTERHEAD]


                                 April 24, 2002

Mr. Michael R. Latina
3121 Avalon Haven Drive
North Haven, CT 06473

Dear Michael:

         This letter shall serve to confirm our agreement with respect to the retention of Michael R. Latina ("Consultant") by BayCorp Holdings, Ltd. (the "Company") to provide assistance with respect to the Company's evaluation and possible pursuit of acquiring and consolidating smaller, regulated utilities into larger operating entities. Consultant shall provide the services for such purpose. The scope of the services hereunder shall include, but not be limited to, assisting the Company's personnel and other consultants in preparing financial analyses and other information related to this opportunity and participating in meetings with existing and potential investors. Consultant will be expected to commit approximately 50% of his business time to this endeavor during the term of our agreement. Consultant is also expected to be available for meetings and telephone conferences as reasonably requested.

         As a member of the Board of Directors of the Company and in order to protect against any suggestion of a potential conflict of interest, the Consultant understands and acknowledges that it may be required that he recuse himself from certain deliberations and decisions of the Board related to the Board's decision whether to pursue specific acquisitions or transactions on which the Consultant has provided services to Company.

         The Company agrees to pay Consultant a $10,000 per month retainer for a guaranteed period of six months, commencing on April 15, 2002 and ending on October 15, 2002. Such payments shall be made monthly in advance on the fifteenth day of each month beginning with April 15, 2002. Since Company Board approval is required for this engagement, Consultant agrees to the first payment being made on April 24, following such approval. Consultant will be promptly reimbursed for reasonable travel and other out-of-pocket expenses incurred by Consultant in the performance of services hereunder. Unless a subsequent written arrangement is made to the contrary, the Company will not be liable to Consultant for any expenses incurred by Consultant after October 15, 2002.

         Any dispute regarding the payment of monies by the Company to Consultant shall be resolved informally between the parties. If an informal resolution cannot be made within thirty (30) days of written notice, each party agrees that the dispute will be settled by arbitration in accordance with the procedures of the American Arbitration Association. Both parties shall share the fees and expenses of arbitration.
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Michael R. Latina
April 24, 2002
Page 2

         The Company and Consultant agree that Consultant's services hereunder are of an independent contractor nature and shall not be construed as an employment relationship between Company and Consultant.

         On behalf of the Company, I look forward to working with you on this important engagement. Please acknowledge your acceptance of the terms of the engagement by signing in the space below.

                                                     Best regards,

                                                     /s/ Frank W. Getman Jr.

                                                     Frank W. Getman Jr.
                                                     President and CEO

cc:      Patrycia Barnard
         Anthony Callendrello

Agreed to:


By:   /s/ Michael R. Latina
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        Michael R. Latina

Date   4/24/02
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